Exhibit 4.11

Hanif Lalani
Group Finance Director
A3T
BT Centre
81 Newgate Street
LONDON
EC1A 7AJ

10 April 2006

Dear Hanif,

Amendment to Director’s Service Contract

As has been previously discussed, it has been agreed to make some changes to the pensions provisions in your Director’s Service Contract dated 2 February 2005 as amended by a letter dated 17 October 2005.

Paragraphs 6.6 and 6.7 will be added as follows:

“6.6 The Director may elect, while remaining in the BT Pension Scheme (“BTPS”), to opt out of future pensionable service accrual under the BTPS from and including 1 April 2006 and receive in lieu a cash allowance equivalent to 30% of the Salary.

6.7 If the Director elects to opt out of future pensionable service accrual in accordance with Paragraph 6.6, the benefits under the BTPS will be based on the Director’s Pensionable Service (as defined in the BTPS) as at 31 March 2006 and Final Pensionable Pay (as defined in the BTPS) at the earlier of the date of leaving the employment of BT, death and retirement, except that the lump sum payable on his death in service will be four times the Salary at the date of death.”

Larry Stone Company Secretary BT Group BT Centre 81 Newgate Street London EC1A 7AJ United Kingdom	tel fax mob e-mail	+44 (0)20 7356 5237 +44 (0)20 7356 6135 +44 (0)7740 136290 larry.stone@bt.com	BT Group plc Registered Office: 81 Newgate Street, London EC1A 7AJ Registered in England and Wales no. 4190816 www.bt.com

To acknowledge your acceptance of this variation of your Service Contract, will you please return the enclosed duplicate of this letter with the form of acceptance duly signed.

Yours sincerely

/s/ L W Stone

L W STONE

Accepted and Agreed

/s/ Hanif Lalani	Dated	19.4.2006

Hanif Lalani